EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Manager, Media Relations, (210) 219-8189
Tesoro Corporation Completes
Shell Los Angeles Refinery Acquisition
SAN ANTONIO — May 11, 2007 — Tesoro Corporation (NYSE:TSO) announced today that it has completed the purchase of Shell’s 100,000 barrel per day Los Angeles refinery and 278 operating stations. All 278 retail sites will remain Shell branded and will be supplied by Tesoro.
Tesoro assumes operational control of the refinery and will begin to takeover responsibility for the operations of the retail locations on Friday, May 11th. The total purchase price is $1.76 billion which includes $213 million for estimated inventories. The company financed the purchase, along with fees approximating $33 million with $589 million in cash, $500 million on the upsized $1.75 billion revolver and the remainder on an interim loan facility.
Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 880 retail outlets, of which 464 are company owned locations.
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